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                                                                    EXHIBIT 3.1a


                          CERTIFICATE OF DESIGNATION

                                      of

                                   SERIES 1
                                PREFERRED STOCK

                                      of

                              DRUGSTORE.COM, INC.

            Pursuant to Section 151 of the General Corporation Law
                           of the State of Delaware

     drugstore.com, inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in its Amended and Restated Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors (the "Board of Directors") has adopted the following resolution creating a series of its Preferred Stock, par value $0.0001 per share, designated as Series 1 Preferred Stock:

     RESOLVED, that a series of authorized Preferred Stock, par value $0.0001 per share, of the Corporation be hereby created, and that the designation and amount thereof and the powers, preferences and other rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     Section 1.  Designation and Amount.

     The shares of such series shall be designated as the "Series 1 Preferred Stock" (the "Series 1 Preferred Stock") and the number of shares constituting such series shall be 100,000 shares of Series 1 Preferred Stock. Section 11 below contains the definitions of certain defined terms used herein.

     Section 2.  Dividends and Distributions.

          (a) The holders of shares of Series 1 Preferred Stock shall not be entitled to any dividends or distributions except as provided in Section 2(b).

          (b) In case the Corporation or any Subsidiary of the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries by way of dividend or spin off) on the Common Stock, the holders of shares of Series 1 Preferred Stock shall be entitled to receive from the Corporation, with respect to each share of Series 1 Preferred Stock held, the
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same dividend or distribution received by a holder of the number of shares of
Common Stock equal to one share multiplied by the Conversion Rate.

     Section 3.  No Voting Rights.

          The holders of shares of Series 1 Preferred Stock shall not be entitled to vote on any matters involving the Corporation, except as may be required by law.

     Section 4.  Mandatory Repurchase by the Corporation.

          (a) If the Stockholder Approval shall not have been received by May 1, 2001, then the Corporation shall repurchase from each holder of Series 1 Preferred Stock the number of shares of Series 1 Preferred Stock held by such holder on such date. Repurchases made pursuant to this Section 4(a) shall be effected on such date (or such other day upon which the holder and the Corporation may agree) and shall be an amount per share of Series 1 Preferred Stock equal to the Common Equivalent Amount in cash. The place of payment shall be at an office or agency fixed therefor by the Corporation or, if not fixed, at the principal executive office of the Corporation.

          (b) (i) On the date fixed for repurchase, each holder of shares of Series 1 Preferred Stock shall surrender the certificate representing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment in cash therefor provided in this
Section 4. Such shares shall no longer be deemed outstanding after such date and the holders thereof shall cease to be holders of Series 1 Preferred Stock of the Corporation and all rights whatsoever with respect to the shares so purchased shall terminate. As promptly as practicable, and in any event within three Business Days after the surrender of such certificate or certificates, the Corporation shall deliver or cause to be delivered cash in the amounts specified above to the holders of the Series 1 Preferred Stock. The repurchase shall be deemed to have been made at the close of business on the date of surrender of the certificate or certificates representing the shares of Series 1 Preferred Stock to be repurchased so that the rights of the holders as to the shares being repurchased shall cease except for the right to receive cash.

          (ii) If the cash legally available for such purchase is not sufficient to purchase all the shares of Series 1 Preferred Stock tendered to the Corporation for purchase pursuant to paragraph (a) of this Section 4, the Corporation shall purchase the greatest number of whole shares for which such funds are so available on a pro rata basis among all holders based on the ratio of the number of shares held by each of them to the aggregate amount of all shares so held, and the certificates representing the unpurchased shares shall be deemed not to be surrendered for repurchase, such unpurchased shares shall remain outstanding and the rights of the holders of shares of Series 1 Preferred Stock thereafter shall continue to be those of a holder of shares of the Series 1 Preferred Stock; provided, however, the Corporation shall thereafter be required to repurchase all such remaining shares at the first date it has sufficient funds legally available for such purpose at the price it would have paid at the date such shares were actually tendered and the Corporation shall give notice as aforesaid to each holder whose shares were not repurchased for such reason and such holder shall thereafter have the right to elect to have such shares repurchased, such election to be made within 30 days of receipt of such notice. For purposes of

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this Section, the Corporation shall be deemed not to have sufficient funds legally available for any such purchase if the Board of Directors reasonably determines that immediately after such repurchase the Corporation would be insolvent or if such repurchase would conflict with the terms or conditions of, or result in a default under, any instrument or agreement applicable to or binding upon the Corporation involving an amount in excess of twenty-five thousand dollars ($25,000).

          (c) Whenever the Corporation shall not have redeemed the shares of Series 1 Preferred Stock within five (5) Business Days of the date such redemption is required by Section 4(a), thereafter and until all redemption payments shall have been made, if and so long as any shares of Series 1 Preferred Stock remain outstanding, the Corporation shall not, nor shall it permit any of its Subsidiaries to: (i) declare or pay dividends, or make any other distributions, on any shares of Common Stock or other capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series 1 Preferred Stock ("Junior Stock"), other than dividends or distributions payable in Junior Stock; (ii) redeem or purchase or otherwise acquire for consideration (other than Junior Stock) any shares of Junior Stock; or (iii) purchase or otherwise acquire for consideration any shares of Series 1 Preferred Stock, other than purchases ratably among all holders of the Series 1 Preferred Stock.

          (d) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, pursuant to paragraph (c) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     Section 5.  Conversion.

          (a) Upon receipt by the Corporation of the Stockholder Approval, all of the shares of Series 1 Preferred Stock shall be converted into shares of Common Stock as set forth in this Section 5. The Corporation shall send notice of mandatory conversion to each of the holders of the Series 1 Preferred Stock at such holder's address as it appears on the transfer books of the Corporation. Each share of Series 1 Preferred Stock shall be converted into a number of fully paid and nonassessable shares of Common Stock equal to the Conversion Rate then in effect.

          (b) On the date fixed for conversion, each holder of shares of Series 1 Preferred Stock shall surrender the certificate representing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive the number of shares of Common Stock provided in this
Section 5. Such shares of Series 1 Preferred Stock shall no longer be deemed outstanding after such date and the holders thereof shall cease to be holders of Series 1 Preferred Stock of the Corporation and all rights whatsoever with respect to such shares so purchased shall terminate. The conversion shall be deemed to have been made at the close of business on the date of surrender of the certificate or certificates representing the shares of Series 1 Preferred Stock to be converted so that the rights of the holders as to the shares being converted shall cease except for the right to receive Common Stock as set forth in this Section 5.

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     Section 6.  Reacquired Shares.

     Any shares of Series 1 Preferred Stock purchased, converted or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful purchase of such shares, the capital represented by such shares shall be reduced in accordance with the General Corporation Law of the State of Delaware. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, par value $0.0001 per share, of the Corporation and may be reissued as part of another series of Preferred Stock, par value $0.0001 per share, of the Corporation.

     Section 7.  Liquidation, Dissolution or Winding Up; Reorganizations.

          (a) If the Corporation shall adopt a plan of liquidation or of dissolution, or commence a voluntary case under the Federal bankruptcy laws or any other applicable state or Federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of ninety (90) consecutive days and on account of such event the Corporation shall liquidate, dissolve or wind up, or upon any other liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of Junior Stock, unless prior thereto, the holders of shares of Series 1 Preferred Stock shall have received in cash the Liquidation Preference. After the payment of the Liquidation Preference, holders of the Series 1 Preferred Stock shall participate on an as-converted basis in the distribution of the entire remaining assets and funds of the Corporation legally available for distribution, if any. A sale or other disposition of all or substantially all of the assets of the Corporation in one transaction or series of related transactions shall be deemed to be a "liquidation" within the meaning of this Section 7 unless approved by the Requisite Holders.

          (b) Upon the occurrence of a consolidation, merger, corporate reorganization, recapitalization or other similar transaction as a result of which the beneficial holders of the Corporation's Common Stock immediately prior to such transaction do not hold, directly or indirectly, in excess of 50% of the combined voting securities entitled to vote generally in the election of the directors of the surviving or resulting corporation immediately after such transaction (such occurrence, a "Change of Control Event"), then, as part of such Change of Control Event, provision shall be made so that the holders of the Series 1 Preferred Stock shall receive the same consideration from such Change of Control Event as is received by the holders of Common Stock of the Corporation (based upon the number of shares of Common Stock deliverable to the holders of the Series 1 Preferred Stock at the then-applicable Conversion Rate).

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     Section 8.  Rank.

     The Series 1 Preferred Stock shall rank, with respect to dividend rights and rights upon liquidation, winding up and dissolution, junior to all classes and series of the Corporation's preferred stock authorized or outstanding on the date of initial issuance of the Series 1 Preferred Stock. Other than in respect of the Liquidation Preference, as to which it shall rank senior to the Common Stock, the Series 1 Preferred Stock shall rank pari passu with all classes of Common Stock.

     Section 9.  Other Covenants.

          (a) Transfer Taxes. The Corporation shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series 1 Preferred Stock and other securities. The Corporation shall not, however, be required to pay any income tax or tax that may be payable in respect of any transfer involved in the issue or delivery of Series 1 Preferred Stock (or other securities or assets) in a name other than that in which the shares of Series 1 Preferred Stock so exchanged were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (b)  Prior Notice of Certain Events.  In case:

               (i) the Corporation shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

               (ii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

               (iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the Series 1 Preferred Stock, and shall cause to be mailed to the holders of record of the Series 1 Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least fifteen days prior to the applicable record date hereinafter specified, a notice stating, as the case may be, (x) the record date (if any) for the purpose of such dividend, distribution, redemption, repurchase or granting of rights or warrants or, if no record date is to be set, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date, if any, as of which it is expected that holders of

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shares of Common Stock of record shall be entitled to exchange their shares of
Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

     Section 10.  Severability of Provisions.

     Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

     Section 11.  Definitions.

     For the purposes of the Certificate of Designation of Series 1 Preferred Stock that embodies this resolution:

          (a) "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which commercial banks in the City of New York are authorized or obligated by law or executive order to close.

          (b) "Capital Stock" shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

          (c) "Closing Price" per share of Common Stock on any date shall mean the last sale price, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported on the Nasdaq National Market or, if the Common Stock is not listed on the Nasdaq National Market, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the- counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the Closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors.

          (d) "Common Equivalent Amount" shall mean the product of the Current Market Price and the Conversion Rate.

          (e) "Common Stock" shall mean the common stock, par value $0.0001 per share, of the Corporation.

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          (f)  "Conversion Rate" shall mean 100; provided, however, that in case the Corporation shall at any time or from time to time after the original issuance of the Series 1 Preferred Stock declare a dividend, or make a distribution, on the outstanding shares of Common Stock in either case, in shares of Common Stock, or effect a subdivision, combination, consolidation or reclassification of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then, and in each such case, the Conversion Rate in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted by multiplying the Conversion Rate by a fraction, the numerator of which is the number of shares of Common Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this definition shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or
(y) in the case of any such subdivision, reclassification, consolidation or combination, at the close of business on the day upon which such corporate action becomes effective.

          (g) "Current Market Price" per share of Common Stock on any date shall mean the average of the Closing Prices of a share of Common Stock for the five (5) consecutive Trading Days ending on the date in question. If on any such Trading Day the Common Stock is not quoted by any organization referred to in the definition of Closing Price, the fair value of the Common Stock on such day, as reasonably determined in good faith by the Board of Directors of the Corporation, shall be used.

          (h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (i) "Liquidation Preference" shall mean an amount per share of Series 1 Preferred Stock equal to $5.00; provided, however, that in case the Corporation shall at any time or from time to time declare a dividend, or make a distribution, on the outstanding shares of Series 1 Preferred Stock in either case, in shares of Series 1 Preferred Stock, or effect a subdivision, combination, consolidation or reclassification of the outstanding shares of Series 1 Preferred Stock into a greater or lesser number of shares of Series 1 Preferred Stock, then, and in each such case, the Liquidation Preference in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted by multiplying the Liquidation Preference by a fraction, the numerator of which is the number of shares of Series 1 Preferred Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Series 1 Preferred Stock outstanding immediately after such event. An adjustment made pursuant to this definition shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Series 1 Preferred Stock entitled to receive such dividend or distribution, or (y) in the case of any such subdivision, reclassification, consolidation or combination, at the close of business on the day upon which such corporate action becomes effective.

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          (j)  "Person" shall mean an individual, partnership, corporation, limited liability company or partnership, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof, or other entity of any kind.

          (k) "Requisite Holders" shall mean the holders of sixty-seven percent (67%) of the then-outstanding shares of Series 1 Preferred Stock.

          (l) "Stock Purchase Agreement" shall mean that certain Series 1 Stock Purchase Agreement dated as of July 30, 2000 by and among the Corporation and the purchasers of the Series 1 Preferred Stock parties thereto.

          (m) "Stockholder Approval" shall mean the approval of the stockholders of the Corporation to convert the shares of Series 1 Preferred Stock issued pursuant to the Stock Purchase Agreement into Common Stock.

          (n) "Subsidiary" of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

          (o) "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Stock is quoted, listed or admitted to trading is open for the transaction of business or, if the Common Stock is not quoted, listed or admitted to trading on any national securities exchange (including the Nasdaq Stock Market), any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.


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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Designation of Series 1 Preferred Stock to be duly executed by its Vice President this 2nd day of August, 2000.


                                    /s/ David E. Rostov
                                    -------------------------------------------
                                    David E. Rostov,
                                    Vice President, Chief Financial Officer and
                                    Treasurer

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